Exhibit 10.7

Certain confidential information has been omitted from this Exhibit 10.7 pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. The omitted information is indicated by the symbol “* * *” at each place in this Exhibit 10.7 where the omitted information appeared in the original.

PAPER SUPPLY AGREEMENT

THIS PAPER SUPPLY AGREEMENT (this “Agreement”) is made this 18th day of February, 2000, among SEVEN HILLS PAPERBOARD, LLC, a Delaware limited liability company having its registered office at 1801 Concord Turnpike, Lynchburg, Virginia 24504 (the “Company”) and LAFARGE CORPORATION, a Maryland corporation, having its principal place of business at 11130 Sunrise Valley Drive, Reston, Virginia 20191 (“Lafarge”).

W I T N E S S E T H

WHEREAS, Lafarge and Rock-Tenn Company (“Rock-Tenn”) have entered into that certain Joint Venture Agreement dated as of the date hereof;

WHEREAS, under the terms of the Joint Venture Agreement, Rock-Tenn and Lafarge have agreed to form the Company for the purpose of manufacturing, selling, and distributing gypsum paperboard liner for Lafarge’s use in the manufacturing of gypsum wallboard;

WHEREAS Lafarge desires to purchase Qualified PBL produced by the Company and the Company, as a condition to the rebuilding of Mill #2, desires to have a customer committed to purchasing all of the Qualified PBL produced by the Company;

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and in the other Operative Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lafarge and the Company, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1. Certain Definitions. As used in this Agreement, the following terms shall have the meaning specified below:

“Agreement” shall mean this Paper Supply Agreement, with all schedules referenced herein and attached hereto as amended from time to time.

“Party” shall mean Lafarge and/or the Company, as required by the context.

Section 1.2. Other Definitions. Capitalized words not otherwise defined herein shall have the meaning set forth in Schedule 1.2 to the Joint Venture Agreement.

Section 1.3. Interpretation and Construction of this Agreement. The definitions in Section 1.1 and Schedule 1.2 to the Joint Venture Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The table of contents and the headings of the Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Unless the context shall otherwise require, any reference to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision). Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on the next Business Day.

ARTICLE 2

SALE AND PURCHASE OF PBL

Section 2.1. Sale and Purchase. The Company shall sell and deliver to Lafarge and Lafarge shall purchase and accept from the Company various quantities and grades of PBL as hereinafter specified upon the terms and conditions as hereinafter specified.

Section 2.2. Quantity the Company Shall Sell and Lafarge Shall Purchase.

(a) Prior to the commencement of the Ramp-Up Period, Lafarge shall not be required or obligated to purchase PBL from the Company and the Company shall not be required or obligated to sell and deliver PBL to Lafarge; provided, however, that during the Start-Up Period, Lafarge and the Company shall use Commercially Reasonable Efforts to purchase and sell all of the Standard Grades of Qualified PBL that have been qualified for use in any particular Lafarge wallboard plant.

(b) During the Ramp-Up Period, subject to Lafarge’s gypsum wallboard manufacturing needs and Lafarge’s other PBL purchase commitments or contracts, Lafarge shall use Commercially Reasonable Efforts to purchase and accept from the Company one hundred percent (100%) of the Qualified PBL that the Company is able to produce and the Company shall use Commercially Reasonable Efforts to produce, sell and deliver to Lafarge one hundred percent (100%) of the Qualified PBL that Lafarge desires to purchase and orders pursuant to this Section 2.2. The foregoing and Section 2.2(c) notwithstanding, during each calendar month of the Ramp-Up Period, the Company shall sell and deliver to Lafarge and Lafarge shall purchase and accept from the Company not less than the Ramp-Up Minimum.

(c) On or before the fifth (5th) day of each calendar month during the Ramp-Up Period, Lafarge shall deliver to the Company its purchase order or orders specifying the grade, quantity, shipment date or dates, and destination of the Qualified PBL to be purchased by Lafarge and sold by the Company during the next succeeding calendar month. Lafarge shall use Commercially Reasonable Efforts to arrange its purchase orders to allow the Company to have production runs for each different grade of PBL for a minimum of five (5) consecutive days. On or before the fifteenth (15th) day of each calendar month, the Company shall provide to Lafarge a confirmation of Lafarge’s order or orders. The Company’s confirmation shall state whether the Company anticipates that it will be able to fulfill Lafarge’s order or orders for the next succeeding calendar month. The procedures for forecasting the amount of Lafarge’s purchases and the Company’s production set forth in Section 5.2 of this Agreement shall apply during the Ramp-Up Period.

(d) Beginning on the first day after the Ramp-Up Period ends and continuing to the Termination Date, Lafarge shall purchase and accept from the Company and the Company shall sell and deliver to Lafarge one hundred percent (100%) of the Qualified PBL produced by the Company.

(e) Beginning on the first day after the Ramp-Up Period and continuing to the Termination Date, the Company shall use Commercially Reasonable Efforts to produce Qualified PBL at or near the rated capacity of Mill #2.

(f) In the event that the Ramp-Up Period does not commence on or before the first (1st) anniversary of the Commencement Date, the Company shall be deemed to be in Material Default of this Agreement.

ARTICLE 3

QUALITY

Section 3.1. Title. The Company warrants to Lafarge that (i) it has, and will continue to have, good title to the PBL that the Company sells and delivers to Lafarge pursuant to this Agreement; (ii) transfer of title to such PBL is and will be rightful; (iii) title conveyed to Lafarge is good title, free and clear of any security interest or other lien or encumbrance upon title; and (iv) to the Company’s knowledge, the use of the PBL the Company sells and delivers to Lafarge pursuant to this Agreement does not and will not infringe any patents or other rights of third parties.

Section 3.2. Qualified PBL. The PBL that the Company will sell and deliver to Lafarge pursuant to this Agreement shall be Qualified PBL. “Qualified PBL” shall mean PBL that:

(a) Is produced by the Company;

(b) Is Spec PBL;

(c) Is free from material defects and contains only harmless and incidental amounts of noxious materials or Hazardous Materials, if any; provided, however, that no such materials shall interfere with the use and application of PBL and wallboard manufactured with such PBL for their intended purposes.

(d) Meets relevant industry standards and market requirements, including standards and requirements for:

(i)	Machine direction and cross direction tensile strength;

(ii)	Surface appearance (color brightness, color fading and enclosures); and

(iii)	Water and paint absorption; and

(e) Is capable of being converted into gypsum wallboard at the Lafarge wallboard plant for which the Company produced the PBL, at the standard plant performances for that Lafarge wallboard plant, with such wallboard produced by Lafarge meeting relevant industry standards and market requirements, including standards and requirements for:

(i)	Dry and humid bond after two (2) and twenty-four (24) hours;

(ii)	Nail pull test;

(iii)	Relevant ASTM standards; and

(iv)	Surface smoothness and the absence of cockles and depressions.

(f) In the event that the PBL does not meet the requirements set forth in Section 3.2(e), the Parties shall use Commercially Reasonable Efforts to determine whether such failure is the result of the PBL or of the wallboard manufacturing process. If such failure is due to the wallboard manufacturing process, then such PBL shall, nonetheless, be deemed to have satisfied the requirements set forth in Section 3.2(e). In the event that the Parties are unable to agree whether such a failure is due to the PBL or the wallboard manufacturing process, the dispute shall be resolved in accordance with the procedures set forth in Section 3.6.

Section 3.3. Specifications.

(a) The initial Specifications for each grade of PBL to be produced by the Company are set forth in the Schedules attached hereto as Schedules 3.3A through 3.3F; provided however, that, subject to the provisions of Section 8.1(a) regarding temporary changes, orders from Lafarge for PBL having a basis weight in excess of * * * shall be treated as a modification to Specifications.

(b) Lafarge, in consultation with the Company, may modify the Specifications from time to time to:

(i)	provide new Specifications applicable to new or different wallboard plants owned or operated by Lafarge;

(ii)	provide new Specifications applicable to new or different grades of PBL; or

(iii)	add new Specifications, delete Specifications or otherwise change or modify Specifications.

(c) Any such modifications to the Specifications shall be made at Lafarge’s sole discretion; provided, however, that production of PBL meeting such Specifications shall be within the physical capability of Mill #2; and provided further that, subject to the provisions of Section 8.1(a) regarding temporary changes, any costs or savings attributable solely to such changes in Specifications, as measured from the economics being achieved by the Company immediately prior to such changes in Specifications, shall be reasonably reflected in the price of Qualified PBL to be paid by Lafarge under this Agreement.

(d) In the event that in the exercise of its commercially reasonable judgment the Company determines that production of PBL with the Specifications set by Lafarge is not within the physical capability of Mill #2, the Company shall so notify Lafarge in writing. Not more than three (3) days after the date of such written notice, the Company and Lafarge shall confer and attempt to agree upon the Specifications that were the subject of the Company’s notice. In the event that the Parties cannot agree upon Specifications or any change in the price of Qualified PBL incident to a change in Specifications through their good faith efforts, the dispute shall be resolved in accordance with the procedures set forth in Section 3.6.

(e) One or more representatives from each of the Company and Lafarge shall meet and confer not less frequently than once every six (6) months to review the Specifications of each grade of PBL being produced or to be produced by the Company under this Agreement, and the Company’s performance in meeting such Specifications and the Company’s production of PBL.

Section 3.4. Testing and Measurements. The Company shall test and measure each Jumbo Roll of PBL from which the rolls of PBL the Company sells and delivers to Lafarge pursuant to this Agreement are cut, and the Company shall certify that each such Jumbo Roll of PBL meets or exceeds all applicable Specifications. Each roll of PBL provided to Lafarge under this Agreement shall be accompanied by a written confirmation of the test results obtained and measurements that were taken by the Company to determine whether the PBL is Spec PBL.

Section 3.5. Reliance. Lafarge shall be permitted to rely upon the written confirmation provided by the Company to Lafarge under Section 3.4. Upon receipt of PBL from the Company, Lafarge may perform any test on such PBL or take any measurement with respect to such PBL, but Lafarge shall not be required to do so and shall be entitled to rely upon the written confirmation of test results provided by the Company.

Section 3.6. Dispute Resolution.

(a) In the event that the Parties cannot resolve a dispute arising under Section 3.3, Section 4.1, Section 7.1(b), Section 8.1(b) or Section 8.2(c) through good faith negotiations, at the written request of either Party, the matter shall be submitted to mediation which shall be conducted in accordance with the provisions of Section 14.2(a) (i) through 14(a)(iii) of the Joint Venture Agreement.

(b) Failure of Mediation.

(i)	In the event that the Parties are unable to resolve their dispute through mediation, the matter shall be arbitrated at the request of either Party. The arbitration shall proceed under the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association.

(ii)	The same person that served as mediator shall also serve as arbitrator and such person shall, when rendering a decision, consider all relevant information provided by the Parties to such person during the mediation process, whether or not such information is or was deemed confidential. The arbitrator shall conduct no hearings and shall render a decision based upon only the information provided during the mediation process and any further documents submitted by the Parties.

(iii)	There shall be no production of documents or other information, or other discovery incident to any arbitration proceeding under this Section 3.6(b).

ARTICLE 4

GRADES

Section 4.1. Grades.

(a) The Company shall produce Qualified PBL in any of the grades specified in Schedules 3.3A through 3.3F as Lafarge may from time to time direct in writing. In the absence of directions from Lafarge to the contrary, the Company shall produce Creamface and Grayback in equal quantities during any month.

(b) Lafarge, in its sole discretion, may from time to time, in consultation with the Company, direct the Company to produce grades of PBL that are different from the grades set forth in Schedules 3.3A through 3.3F; provided, however, that production of such grades of PBL shall be within the physical capability of Mill #2; and provided further that, subject to the provisions of Section 8.1(a) regarding temporary changes, any costs or savings attributable solely to such changes in grades, as measured from the economics being achieved by the Company immediately prior to such changes in Specifications, shall be reasonably reflected in the price of Qualified PBL to be paid by Lafarge under this Agreement.

(c) In the event that in the exercise of its commercially reasonable judgment the Company determines that production of one or more of the grades of PBL directed by Lafarge to be produced is not within the physical capability of Mill #2, the Company shall so notify Lafarge in writing. Not more than three (3) days after the date of such written notice, representatives of the Company and Lafarge shall confer and attempt to agree upon the grade or grades of PBL to be produced by the Company. In the event that the Parties cannot agree upon the grade or grades of PBL to be produced by the Company or cannot agree on any change in the price of Qualified PBL incident to such change in grade, the dispute shall be resolved in accordance with the procedures set forth in Section 3.6.

(d) Specialty Grades.

(i)	In the event that (y) any estimate or forecast supplied by Lafarge to the Company pursuant to Section 5.1 or Section 5.2 of this Agreement indicates that Lafarge’s purchases of any single Specialty Grade for any future twelve (12) month period will in the aggregate equal or exceed ten percent (10%) of the total amount of Qualified PBL (measured in msf) that Lafarge will purchase from the Company during such twelve (12) month period, or (z) Lafarge’s actual purchases of any single Specialty Grade in any prior twelve (12) month period in the aggregate equal or exceed ten percent (10%) of the total amount of Qualified PBL (measured in msf) purchased by Lafarge during such prior twelve (12) month period, a new Benchmark Price reasonably reflecting the cost and economics, as measured from the economics being achieved by the Company immediately prior to production of such Specialty Grade, of producing such Specialty Grade shall be calculated and set for such Specialty Grade and shall be reflected in Schedule 8.1(a). The foregoing notwithstanding, a Benchmark Price for a Specialty Grade shall be set only once pursuant to this Section 4.1(d) and shall not be subject to subsequent change or recalculation pursuant to this Section 4.1(d).

(ii)	The Parties shall attempt to agree upon new Benchmark Prices to be determined pursuant to this Section 4.1(d). In the event that the Parties cannot so agree, any such dispute shall be resolved in accordance with the procedures set forth in Section 3.6.

(iii)	Until such time as a Benchmark Price for a Specialty Grade is set pursuant to this Section 4.1(d), there shall be no Benchmark Price for such Specialty Grade.

ARTICLE 5

FORCASTING AND ORDERS

Section 5.1. Yearly Forecasts.

(a) On or before October 15th of each such Fiscal Year while this Agreement shall be in effect, Lafarge shall provide a written statement to the Company of Lafarge’s estimate of its anticipated Qualified PBL purchases (in mmsf) for the following Fiscal Year detailed by grade, plant, width and month. On or before October 30th in each such Fiscal Year, the Company shall provide to Lafarge a written statement of the Company’s estimate of its anticipated production of Qualified PBL (in rnmsf) for the following Fiscal Year detailed by grade, width and month.

(b) If, in the opinion of either Lafarge or the Company, the estimates by the Company and Lafarge provided pursuant to this Article differ in significant amounts, at the request of either Party the Parties shall promptly meet and attempt to reconcile their differences so that their estimates agree as closely as is practicable.

Section 5.2. Quarterly Updates. Not later than five (5) days prior to the first day of January, April and July in each Fiscal Year during the term of this Agreement, Lafarge shall update its yearly forecasts supplied pursuant to Section 5.1(a) by providing to the Company a written forecast in the same format for the next succeeding twelve (12) months. Not later than five (5) days after receipt of each of Lafarge’s quarterly forecasts, the Company shall update its yearly forecast supplied pursuant to Section 5.1(a) by providing to Lafarge a written forecast in the same format for the next succeeding twelve (12) months.

Section 5.3. Orders.

(a) Not later than the fifth (5th) day of each calendar month during the term of this Agreement following the Ramp-Up Period, Lafarge shall deliver to the Company its purchase order or orders specifying the grade, quantity, shipment date or dates, and destination of the Qualified PBL to be purchased by Lafarge and sold by the Company during the next succeeding calendar month. Lafarge shall use Commercially Reasonable Efforts to arrange its purchase orders to allow the Company to have production runs for each different grade of PBL for a minimum of five (5) consecutive days. On or before the fifteenth (15th) day of each calendar month, the Company shall provide to Lafarge a confirmation of Lafarge’s order or orders. The Company’s confirmation shall state whether the Company anticipates it will be able to fulfill Lafarge’s order or orders for the next succeeding calendar month and shall also state whether the Company expects to produce Qualified PBL in excess of Lafarge’s order or orders for the next succeeding calendar month. In the event that the Company’s confirmation states that the Company will not be able to fulfill Lafarge’s order or orders for the next succeeding calendar month or states that it will produce Qualified PBL in excess of Lafarge’s order or orders and the Company’s confirmation does not indicate that such excess has been designated as inventory production, then, on or before the twentieth (20th) day of each calendar month, Lafarge shall provide to the Company one or more revised or additional purchase orders as necessary to conform Lafarge’s order or orders to the Company’s expected production and, at the Company’s discretion, any inventory as of the end of the preceding month; provided, however, that Lafarge shall not be required to purchase more than a commercially reasonable amount of Qualified PBL from such inventory in any single calendar month.

(b) Notwithstanding the foregoing, nothing in this Article 5 shall reduce or otherwise limit the Company’s obligation to sell and deliver to Lafarge that amount of Qualified PBL set forth in Section 2.2 or shall reduce or otherwise limit Lafarge’s obligation to purchase and accept from the Company that amount of Qualified PBL set forth in Section 2.2.

(c) Any provision of either Party’s invoices, statements, confirmations, purchase orders, acknowledgements or other forms of communication which are inconsistent with or in addition to the provisions of this Agreement shall be of no force and effect unless specifically agreed to in writing by the Party to be charged.

(d) All purchase orders and confirmations pursuant to this Article shall be in writing and shall be communicated to the other Party (i) by facsimile; (ii) by an electronic means such as e-mail agreed upon by the Parties; or (iii) by any of the means specified in Section 14.1.

(e) The Company may produce and maintain reasonable amounts of PBL for inventory purposes and the Company shall be responsible for storing and maintaining any such inventory at the Lynchberg Facility.

ARTICLE 6

CLAIMS REGARDING QUALITY

Section 6.1. Non-Conforming PBL.

(a) In the event that any PBL sold and delivered by the Company to Lafarge pursuant to this Agreement is Non-Conforming PBL, Lafarge shall use Commercially Reasonable Efforts to determine if such PBL can be utilized in the manufacturing of gypsum wallboard at another Lafarge plant. If such Non-Conforming PBL cannot be so used at another Lafarge plant, Lafarge shall promptly notify the Company. After such notification, the Company shall direct Lafarge to return such Non-Conforming PBL to the Company or make other disposition thereof. In either event, Lafarge shall receive full credit for the purchase price of such Non-Conforming PBL and reimbursement or credit for all transportation or shipping charges incurred by Lafarge incident to the delivery and return or other disposition of such Non-Conforming PBL, together with reimbursement or credit for all transportation or shipping charges, if any, incurred by Lafarge in shipping such Non-Conforming PBL to one or more other Lafarge wallboard plants as part of Lafarge’s efforts to determine if the PBL is Non-Conforming PBL.

(b) Upon prior notice to Lafarge of a proposed third party buyer, the Company may sell Non-Conforming PBL to such third party; provided that (i) such Non-Conforming PBL will not be used by or in a Similar Business and provided further that (ii) the Company shall not make any such sale to a Person which Controls a Similar Business unless Lafarge consents to such sale.

(c) In consultation with the Company, Lafarge shall use Commercially Reasonable Efforts to minimize transportation and shipping charges that the Company may incur under this Section 6.1, including charges for shipping Non-Conforming PBL to third parties.

Section 6.2. Liability Limited. The Company’s liability for Non-Conforming PBL shall be limited to the purchase price of any Non-Conforming PBL sold and delivered by the Company under the terms of this Agreement and associated transportation or shipping charges as set forth in Section 6.1; the Company shall not be liable for any indirect, consequential, incidental or punitive damages or expenses (including lost profits or opportunity costs) related to such Non-Conforming PBL.

ARTICLE 7

COST OF COVER

Section 7.1. Cost of Cover.

(a) In the event that the Company fails to sell and deliver Qualified PBL in accordance with any order for Qualified PBL made by Lafarge in accordance with Article 5, as any such order may have been modified in accordance with the last sentence of Section 5.3(a), and Lafarge, in the exercise of its commercially reasonable judgement, determines that its wallboard manufacturing needs require it to obtain an amount of PBL sufficient to replace some or all of the Qualified PBL that the Company so failed to sell and deliver to Lafarge (“Replacement PBL”), Lafarge shall be entitled to purchase Replacement PBL from third parties and to recover from the Company its Cost of Cover as defined below.

(b) After purchasing Replacement PBL, Lafarge shall provide written notice to the Company (“Notice of Cover”) indicating the grade, quantity, and price of any Replacement PBL purchased and the Cost of Cover. At the request of the Company, Lafarge shall provide to the Company copies of any purchase orders, invoices or similar documents generated or received by Lafarge incident to Lafarge’s purchase of Replacement PBL. The Company shall pay to Lafarge its Costs of Cover promptly after receiving a Notice of Cover. In the event that the Company disputes in good faith whether payment is due under any such Notice of Cover, the Company shall so notify Lafarge in writing and the Company may suspend payment of such Cost of Cover during the pendancy of such good faith dispute. If the parties are unable to resolve a dispute regarding payment of Cost of Cover, at the written request of either party, the matter shall be resolved in accordance with the procedures set forth in Section 3.6.

(c) “Cost of Cover” shall mean the positive sum, if any, of:

(i)	the difference, positive or negative, if any, between (y) the actual cost per msf (including all applicable broker and other fees, but not including shipping) paid by Lafarge for the Replacement PBL and (z) the applicable price per msf as set forth in Schedule 8.1(a) for each particular grade of Replacement PBL purchased multiplied by the number of msf of that grade of Replacement PBL purchased by Lafarge; and

(ii)	the difference, positive or negative, if any, between (y) the actual shipping or transportation charges Lafarge incurred in shipping the Replacement PBL to its plant or plants and (z) the shipping or transportation charges Lafarge would have incurred if an amount of PBL equal to the amount of Replacement PBL had been shipped to such Lafarge plant or plants from the Company.

(d) The Cost of Cover shall be determined individually for each grade of PBL purchased by Lafarge.

(e) Lafarge shall use Commercially Reasonable Efforts to mitigate or otherwise reduce the Cost of Cover, including providing to the Company the benefit of any rebates or other benefits accruing to Lafarge as a result of purchases effected under this Article 7.

ARTICLE 8

PRICE AND PAYMENT

Section 8.1. Determination of Price.

(a) The price for the Qualified PBL sold and delivered by the Company to Lafarge pursuant to this Agreement shall be determined in accordance with Schedule 8.1(a) as adjusted from time to time as contemplated therein and by Sections 3.3 and 4.1 of this Agreement; provided, however, that such adjustments shall not be made as a result of any temporary change in the Specifications, including adjustments to basis weight, that may be made in response to temporary difficulties Lafarge may experience in converting PBL into wallboard or temporary difficulties the Company may experience in producing PBL; and provided further that the price of PBL for any period other than Phase 1 shall not be applicable until the conditions set forth in Section 5.2(a) of the Joint Venture Agreement shall have been fully satisfied and the Phase 2 Conversion has been completed. As used in this Section 8.1(a), a “temporary change” refers to a change in production not exceeding seven (7) consecutive days.

(b) Promptly after the date of execution of this Agreement, Lafarge shall provide the Company and Rock-Tenn with any proprietary and confidential information that was not previously disclosed to Rock-Tenn and that is necessary for the Company and Rock-Term to verify the costs reflected in the pricing formulae set forth in Schedule 8.1(a). The Company and Rock-Tenn shall have thirty (30) days from the receipt from Lafarge of such information to review and verify such information, and, if necessary, to propose adjustments to the Benchmark Prices. In the event that the Lafarge, Rock-Tenn and the Company cannot agree to any adjustment to be made to the Benchmark Prices pursuant to this Section 8.1(b), the dispute shall be resolved in accordance with the procedures set forth in Section 3.6.

(c) All prices are F.O.B. Mill #2. Section 8.2. Terms of Payment.

(d) The Company shall invoice Lafarge for the PBL sold and delivered to Lafarge upon shipment of the PBL. Such invoices shall be prepared in accordance with Schedule 8.1(a) and shall be based upon volumes of PBL production targeted in accordance with Sections 5.1 and 5.2.

(e) Within fifteen (15) days of the end of each month, the Company shall provide an invoice calculated in accordance with the Benchmark Monthly Adjustment Schedule set forth in Schedule 8.1(a) accounting for any overpayment or underpayment by Lafarge resulting from the invoices generated pursuant to Section 8.2(a). If such invoice indicates an underpayment by Lafarge, Lafarge shall pay such invoice in accordance with Section 8.2(c). If such invoice indicates an overpayment by Lafarge, the Company shall reflect such overpayment as a credit on the next monthly invoices until the amount of such credit has been fully utilized by Lafarge.

(f) Lafarge shall pay each invoice rendered pursuant to Section 8.2(a) and 8.2(b) within thirty (30) days and fifteen (15) days, respectively, of receipt of such invoice. An invoice shall be considered paid at the time payment is actually received by the Company. In the event of a dispute with regard to any portion of a payment otherwise due, Lafarge shall notify the Company in writing, the undisputed portion of such payment shall be paid as provided herein and the disputed portion of such payment shall be paid when such dispute is resolved. If the Parties are unable to resolve a dispute regarding payment by Lafarge of an invoice for PBL, the matter shall be resolved in accordance with the procedures set forth in Section 3.6.

ARTICLE 9

SHIPPING

Section 9.1. Shipping Arrangements.

(a) The Company and Lafarge shall cooperate in making arrangements for shipping the PBL sold and delivered to Lafarge pursuant to this Agreement to ensure prompt, safe and reliable shipping and delivery of PBL and to minimize shipping or transportation charges paid by Lafarge. Lafarge and the Company shall also cooperate in an effort to maximize shipping efficiencies that may be available to the Company in conjunction with shipping PBL to Lafarge.

(b) Notwithstanding the foregoing, Lafarge in its sole discretion shall set the qualifications and standards for carriers, shall determine the carriers that will transport PBL from the Company to Lafarge, and shall determine the mode of transportation (rail or truck) and negotiate the rates charged by those carriers. The Company shall be responsible for scheduling carriers, scheduling loading, setting loading dock hours, and, in conformity with the usual procedures at the Lynchburg Facility, determining whether any particular truck or rail car should be loaded with PBL, all in conformity with the qualifications and standards established by Lafarge.

Section 9.2. Labeling Requirements. Each roll of PBL shipped to Lafarge shall have attached to it a label containing the following information:

(a)	Jumbo Roll Number;

(b)	Slit Position;

(c)	Grade;

(d)	Date and Shift of Manufacture;

(e)	Roll Weight;

(f)	Width;

(g)	Basis Weight;

(h)	Square Feet; and

(i)	Customer Destination.

ARTICLE 10

FORCE MAJEURE

Section 10.1. Suspension of Obligations. If as a result of an occurrence which arises from events wholly or in substantial part beyond the control of either Party, such as fire, explosion, earthquake, storm, flood, drought, unavoidable accident, embargo, war or other hostilities, riot, insurrection, revolution, civil commotion, sabotage, acts of God or the enemies of the United States of America or of Canada, strike, lockout or other labor disturbance, governmental demand, action, regulation, requirement, interference, prohibition, or restriction, restraint by injunction or other legal process from which the Party restrained cannot reasonably relieve itself by giving security or other procedure, or any other cause or event beyond the reasonable control of the Party affected (each a “Force Majeure Event”), whether or not of a character hereinabove specifically set forth, either Party hereto fails in whole or in substantial part to sell and deliver or purchase and accept Qualified PBL when and as provided under this Agreement, then all obligations of both Parties hereto to sell and deliver or purchase and accept Qualified PBL shall be temporarily suspended; provided, however that such suspension shall be in effect only for the period during which such Force Majeure Event shall be continuing. The Party whose performance is affected by such Force Majeure Event shall give written notice to the other Party, as promptly as practicable, of the nature, probable duration, and the express cause of such suspension of its performance and shall use due diligence to resume full performance of its obligations hereunder at the earliest practicable date. If a Force Majeure Event prevents a Party from performing some, but not all of its obligations, such Party shall use Commercially Reasonable Efforts to give priority to its obligations under this Agreement over those that may be owed to third parties. If a Force Majeure Event prevents either Party from performing any or all of its obligations under this Agreement, then that Party shall advise the other on a regular basis of the Party’s progress in removing the cause of its inability to perform fully its obligations hereunder.

Section 10.2. No Liability for Damages. Neither Party shall be liable for any damages, direct, indirect or consequential, arising out of any delay in sale and delivery, or failure to sell and deliver or delay in purchase and acceptance or failure to purchase and accept Qualified PBL if such delay or failure is due to a Force Majeure Event.

Section 10.3. Substitute PBL. Upon the occurrence and during the continuance of a Force Majeure Event that prevents the Company from selling and delivering Qualified PBL to Lafarge, in addition to quantities of PBL Lafarge is otherwise entitled to purchase from third parties, Lafarge shall be entitled to purchase PBL from one or more third party suppliers in an amount not to exceed that amount of Qualified PBL that the Company fails to sell and deliver as a result of such Force Majeure Event. If the Company’s sale and delivery of Qualified PBL is prevented by a Force Majeure Event for a period exceeding thirty days after sale and delivery are due, in addition to any other actions set forth herein, Lafarge (a) may cancel any outstanding orders relating to such Qualified PBL by giving notice to the Company in writing of such cancellation; and (b) may elect not to purchase and accept the resulting quantities which were not sold and delivered by the Company during the interruption or delay caused by the Force Majeure Event.

ARTICLE 11

AUDITING PROVISIONS

Section 11.1. The Company shall keep and maintain adequate books and records of account in accordance with GAAP, consistently applied, except as otherwise provided in the Operating Agreement, for five (5) years after the close of each fiscal year during the term of this Agreement showing the cost as determined in accordance with this Agreement of production of all PBL sold and delivered to Lafarge pursuant to this Agreement. Lafarge shall have the right from time to time, during regular business hours, at its own expense, and upon reasonable notice, to inspect the books and records of the Company maintained pursuant to this Article 11; provided, however, that such right of inspection shall not be exercised more often than once in any six-month period. Such inspections shall be conducted during normal business hours and may be performed by either Lafarge or its independent representative.

ARTICLE 12

DISPUTE RESOLUTION

Section 12.1. Except as expressly otherwise provided herein, any dispute arising out of or related to this Agreement shall be resolved in accordance with the Dispute Resolution Procedures.

ARTICLE 13

TERM AND TERMINATION

Section 13.1. Term and Option. The term of this Agreement shall commence on the date upon which it is executed by all the parties hereto and shall terminate at the same time as the Joint Venture; provided, however, that Lafarge or the Company, as the case may be, shall have the right to require the Company to sell, and Lafarge to buy, PBL under the terms and conditions, and to the extent set forth in Section 13.5 of the Joint Venture Agreement.

Section 13.2. Non-Competition and Confidentiality. The Company agrees to and shall be bound by Section 4.2 of the Joint Venture Agreement on the terms and subject to the conditions set forth in the Joint Venture Agreement. The Company also agrees to and shall be bound by Section 11.5 of the Joint Venture Agreement as if were a Party as that term is defined therein.

ARTICLE 14

MISCELLANEOUS

Section 14.1. Notices. Except as expressly otherwise provided herein, notices and other communications provided for herein shall be in writing and shall be delivered by hand, courier service, or by overnight mail delivery service as follows:

To the Company:

c/o Rock-Tenn Company

504 Thrasher Street

Norcross, Georgia 30071

Attn: Chief Financial Officer

Fax: 770-263-3582

With a copy sent to:

Rock-Tenn Company

504 Thrasher Street

Norcross, Georgia 30071

Attn: General Counsel

Fax: 770-248-4402

To Lafarge:

Lafarge Corporation

11130 Sunrise Valley Drive, Suite 100

Reston, Virginia 20191

Attn: President, Gypsum Division

Fax: 703-264-0200

with a copy sent to:

Lafarge Corporation

11130 Sunrise Valley Drive, Suite 100

Reston, Virginia 20191

Attn: Timothy A. Power, Esquire

Fax: 703-264-0632

or to such other address or attention of such other person as such Party shall advise the other Parties in writing. All notices and other communications given to the Parties hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 14.2. Applicable Law. The validity, construction, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

Section 14.3. No Assignment.

(a) Except as may otherwise permitted under the Joint Venture Agreement, no Party shall, directly or indirectly, assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, except that any Party may assign its rights and obligations under this Agreement to another Person that (i) is Entirely-Controlled by the transferring Party or (ii) Entirely-Controls the transferring Party or (iii) is under common Entire-Control with the transferring Party. A Party may assign its interests in this Agreement pursuant to this Section 14.3(a) of this Agreement only if such Party shall have executed and delivered to the other Party a Guarantee, in which such Party shall unconditionally guarantee the performance of its obligations under this Agreement by the Person to whom its interest in this Agreement is being assigned.

(b) Any attempted assignment of this Agreement in violation of this Section shall be void and of no effect.

(c) This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns.

Section 14.4. Severability. If any provision of this Agreement shall be held to be illegal, invalid, or unenforceable, such provision shall be enforced to the maximum extent possible so as to effect the intent of the Parties, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. If necessary to effect the intent of the Parties, the Parties will negotiate in good faith to amend this Agreement to replace unenforceable language with enforceable language which as closely as possible reflects such intent.

Section 14.5. Amendments. This Agreement may be modified only by a written amendment signed by all of the Parties.

Section 14.6. No Waiver. The waiver by a Party of any instance of another Party’s noncompliance with any obligation or responsibility herein must be in writing and signed by the waiving Party to be effective as a waiver, and shall not be deemed a waiver of any other instances of such other Party’s noncompliance.

Section 14.7. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts shall have been signed by each Party and delivered to the other Parties.

Section 14.8. Entire Agreement. The provisions of this Agreement, together with the other Operative Agreements, set forth the entire agreement and understanding among the Parties as to the subject matter hereof and supersede all prior agreements, oral or written, and all other communications between the Parties relating to the subject matter hereof.

Section 14.9. Expenses. Except as otherwise provided in this Agreement or any other Operative Agreement, all costs and expenses (including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries) incurred in connection with this Agreement and the other Operative Agreements and the consummation of the transactions to be consummated on the date hereof shall be paid by the Party incurring such cost or expense.

Section 14.10. Construction. This Agreement has been negotiated by the Parties and their respective counsel and shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any of the Parties.

Section 14.11. Publicity. No Party will issue any press release or make any other public announcement relating to the existence of this Agreement or the transactions contemplated hereby, except that a Party may make any disclosure required to be made under Applicable Law or the rules of the New York Stock Exchange or any other applicable stock exchange if such Party determines in good faith and on the advice of legal counsel that it is legally required to do so and gives prior written notice to the other Parties.

Section 14.12. Disclaimer of Agency. Except for provisions herein or in any Operative Agreement expressly authorizing one Party to act for another, this Agreement shall not constitute any Party as a legal representative or agent of any other Party, nor shall a Party have the right or authority to assume, create, or incur any liability or any obligation of any kind, expressed or implied, against or in the name of or on behalf of any other Party or the Joint Venture unless otherwise expressly permitted by such Party.

Section 14.13. No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and Rock-Tenn and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such assigns, any legal or equitable rights hereunder.

Section 14.14. Liability Limited. In the event that either Party breaches or otherwise violates this agreement, except as specifically provided in this Agreement to the contrary, the damages recoverable by the non-breaching Party shall be limited to direct damages; indirect, consequential, incidental or punitive damages or expenses (including lost profits or opportunity costs) shall not be recoverable.

Section 14.15. Georgia Pacific Contract. Lafarge’s obligations under this Agreement shall not be reduced by any obligations Lafarge may have under that certain Paperboard Supply Agreement dated September 16, 1996, between Lafarge and G-P Gypsum Corporation (the “G-P Contract”), and neither the G-P Contract, nor any action, requirement, prohibition or other restriction arising therefrom, shall constitute a Force Majeure Event.

IN WITNESS WHEREOF, SEVEN HILLS PAPERBOARD, LLC and LAFARGE CORPORATION have caused their respective duly authorized member and officer to execute this Paper Supply Agreement as of the day and year first above written.

SEVEN HILLS PAPERBOARD, LLC
By:	Rock-Tenn Company, Mill Division, Inc.,
a member

By:	/s/ David C. Nicholson

Name:	David C. Nicholson

Title:	Chief Financial Officer

LAFARGE CORPORATION

By:	/s/ Alain E. Bouruet-Aubertot

Name:	Alain E. Bouruet-Aubertot

Title:	Senior Vice-President